Exhibit 99.1

Horizon Technology Finance Announces

Stock Repurchase Program

FARMINGTON, Conn., September 28, 2015 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services and cleantech industries, today announced that its board of directors has authorized the repurchase of up to $5 million of its common stock at prices below Horizon’s net asset value per share as reported in its most recent financial statements.

Under the repurchase program, Horizon may, but is not obligated to, repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions from time to time. Any repurchases by Horizon will comply with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and any applicable requirements of the Investment Company Act of 1940, as amended. Unless extended by Horizon’s board of directors, the repurchase program will terminate on the earlier of September 30, 2016 and the repurchase of $5 million of Horizon’s common stock.

The stock repurchase program is intended to minimize the adverse effects of market volatility on the price of Horizon’s common stock. Any repurchases under the program will be in the discretion of Horizon’s management and will depend on a variety of factors. There can be no assurances that any shares will be repurchased under the program or that any repurchases will increase the market value of shares of Horizon’s common stock. Horizon’s board of directors may amend this program, solely in its discretion, at any time prior to its termination.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to companies backed by venture capital firms within the technology, life science, healthcare information and services and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Matt Steinberg / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	msteinberg@igbir.com / lberman@igbir.com